EXHIBIT 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES NEW CHIEF OPERATING OFFICER

Greenville, WI, March 15, 2007-School Specialty, Inc. (NASDAQ: SCHS), a leading education company and the largest provider of supplemental learning products to the preK-12 market, announced that Thomas M. Slagle, 45, has been appointed President and Chief Operating Officer, effective March 15, 2007.

"I am pleased to welcome Tom to the School Specialty executive team," said Dave Vander Zanden, Chief Executive Officer. "Tom is a proven leader, value creator and a strategic thinker. His breadth of experience, including sales, marketing, operations and customer relationship management, is just the leadership profile I have been searching for to lead our Company to improved organic growth. Tom will make an excellent partner, and will immediately assume full responsibility for our day-to-day business activities."

Slagle brings more than 20 years of experience to this key executive position including senior management roles in sales, supply chain and distribution management. Most recently, he served as Group President, Supply Chain Services - Medical for Cardinal Health, Inc. (NYSE: CAH). In this role, Slagle held profit and loss responsibility for five business segments with over $7 billion of revenue for the Fortune 20 Cardinal Health. He has a track record of customer focus, driving organic growth and operational excellence. Accomplishments during Slagle's 11-year tenure with Cardinal included value-creating activities such as: launching a private brand initiative, creating global sourcing capabilities, driving benefits from Lean/Six Sigma operational initiatives, and leading an acquisition for a Canadian medical/surgical distributor.

"The addition of Tom completes the rebuilding of the management team that began a few years ago," said Vander Zanden. "With the second phase of our conversion to new Enterprise Business Systems scheduled for completion this fall, we are ready to embrace a new marketing strategy designed around category management. This process will allow us to simplify our business, achieve stronger organic growth, drive cost reduction deeper into our organization and identify our core market requirements for future growth."

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities.

School Specialty designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies.

Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

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